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FORM 4
                                             _________________________________
                                             |          OMB APPROVAL         |
[ ] CHECK THIS BOX IF NO LONGER SUBJECT      _________________________________
    TO SECTION 16. FORM 4 OR FORM 5          | OMB Number:         3235-0287 |
    OBLIGATIONS MAY CONTINUE.  SEE           | Expires:     January 31, 2005 |
    INSTRUCTION 1(b).                        | Estimated average burden      |
                                             | hours per response....... 0.5 |
                                             _________________________________


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   CHERRY              DEAN
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   (Last)            (First)

   c/o Moore Corporation Limited
   One Canterbury Green, 6(th) Floor
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                     (Street)

   Stamford,               CT           06901
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   (City)               (State)         (Zip)

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2. Issuer Name and Ticker or Trading Symbol

   MOORE CORPORATION LIMITED (MCL)
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3. IRS or Identification Number of Reporting Person, if an entity (voluntary)



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4. Statement for Month/Day/Year

   10/21/02

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5. If Amendment, Date of Original (Month/Day/Year)



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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director                             [ ] 10% Owner
   [X] Officer (give title below)           [ ] Other (specify below)

   President, Commercial and Subsidiary Operations
   -------------------------------------------------------------

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7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                        TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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                                                                                       5. Amount of     6. Owner-
                                                                                          Securities       ship
                  2. Trans-   2A. Deemed      3. Trans-    4. Securities Acquired (A)     Beneficially     Form:
                     action       Execution      action       or Disposed of (D)          Owned            Direct      7. Nature of
                     Date         Date,          Code         (Instr. 3, 4 and 5)         Following        (D) or         Indirect
1. Title of          (Month/      if any      (Instr. 8)   --------------------------     Reported         Indirect       Beneficial
   Security          Day/         (Month/     ----------             (A) or               Transaction(s)   (I)            Ownership
   (Instr. 3)        Year)        Day/Year)   Code    V    Amount    (D)        Price    (Instr. 3 and 4)  (Instr. 4)     (Instr. 4)
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
Common Stock       10/17/02                    A           75,000      A                    122,131           D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                   SEC 1474 (9-02)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                    (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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    1.        2.        3.     3A.        4.        5.             6.            7.          8.        9.         10.       11.
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                                                                            Title and              Number of   Ownership
                                                Number of     Date Exer-    Amount of              derivative  Form of
                                                Derivative    cisable and   Underlying             Securities  Deriv-
                               Deemed           Securities    Expiration    Securities     Price   Benefi-     ative
            Conver-            Execu-  Trans-   Acquired (A)  Date (Month/  (Instr. 3      of      cially      Security
            sion or   Trans-   tion    action   or Disposed    Day/Year)     and 4)        Deriv-  Owned       Direct
            Exercise  action   Date,   Code     of (D)        ------------ --------------  ative   Following   (D) or    Nature of
Title of    Price of  Date     if any  (Instr.  (Instr. 3,    Date                 Amount  Secur-  Reported    Indirect  Indirect
Derivative  Deriv-    (Month/  (Month/  8)       4 and 5)     Exer- Expir-         or Num- ity     Trans-      (I)       Beneficial
Security    ative      Day/    Day/    -------  ----------    cis-  ation          ber of  (Instr. action(s)   (Instr.   Ownership
(Instr. 3)  Security   Year)   Year)   Code  V  (A)   (D)     able  Date    Title  Shares   5)     (Instr. 4)   4)       (Instr. 4)
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
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

Explanation of Responses:

              /s/ Dean E. Cherry                            October 21, 2002
              ----------------------------------------      ----------------
              ** Signature of Reporting Person                    Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



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